Exhibit (14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Preferred Income Opportunities Fund

Nuveen Flexible Investment Income Fund

We consent to the use of our report dated September 28, 2016 with respect to the financial statements of Nuveen Preferred Income Opportunities Fund and Nuveen Flexible Investment Income Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights,” “Experts” and “Appointment of the Independent Registered Public Accounting Firm” in the Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

December 8, 2016